Exhibit 4.6

FOUNDER WARRANT AGREEMENT

This Agreement (the “Agreement”) is made as of [                    ], 2007 between Shermen WSC Acquisition Corp., a Delaware corporation, with offices at c/o The Shermen Group, 1251 Avenue of the Americas, Suite 900, New York, New York  10020 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of Units (“Units”), each Unit consisting of one share of common stock, par value $.0001 per share, of the Company (“Common Stock”) and two warrants (the “Unit Warrants”) and each Unit Warrant entitling the holder thereof to purchase one share of Common Stock for $5.00 on the terms and subject to the conditions set forth in that certain Warrant Agreement dated the date hereof by and between the Company and Continental Stock Transfer & Trust Company, as the agent of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Unit Warrants (the “Unit Warrant Agreement”), and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-133869 on Form S-1 (“Registration Statement”) for the registration, under the Securities Act of 1933, as amended (“Act”), of, among other securities, the Unit Warrants and the Common Stock issuable upon exercise of the Unit Warrants; and

WHEREAS, in connection with the Public Offering, the Company has agreed to issue and deliver 5,214,286 Warrants (the “Founder Warrants”) to Shermen WSC Holding LLC pursuant to the terms of that certain Founder Warrant Purchase Agreement (the “Founder Warrant Purchase Agreement”), dated as of [                 ], 2007, between the Company and Shermen WSC Holding LLC; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Founder Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Founder Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Founder Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Founder Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.             Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Founder Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.             Founder Warrants.

2.1.          Form of Founder Warrant.  Each Founder Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto (the “Warrant Certificate”), the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer or President and Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal.  In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.          Effect of Countersignature.  The Warrant Certificates will be executed on behalf of the Company as provided above and delivered to the Warrant Agent.  The Warrant Certificates will then be countersigned by the Warrant Agent.  Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.          Registration.

2.3.1.       Founder Warrant Register.  The Warrant Agent shall maintain books (“Founder Warrant Register”), for the registration of original issuance and the registration of transfer of the Founder Warrants.  Upon the initial issuance of the Founder Warrants, the Warrant Agent shall issue and register the Founder Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2.       Registered Holder.  Prior to due presentment for registration of transfer of any Warrant Certificate, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant Certificate shall be registered upon the Founder Warrant Register (“registered holder”), as the absolute owner of such Warrant Certificate and of each Founder Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.             Terms and Exercise of Founder Warrants.

3.1.          Warrant Price.  Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant Certificate, this Agreement and of the Founder Warrant Purchase Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $5.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.  The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Founder Warrant is exercised.

The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date so long as the Warrant Price is not less than the “Warrant Price” under and as defined in the Unit Warrant Agreement.

3.2.          Duration of Founder Warrants.  A Founder Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (a) the consummation of an acquisition by the Company through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, of an operating business (“Business Combination”) (as described more fully in the Company’s Registration Statement) and (b) [one year from date of prospectus], 2008 and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) [four years from date of prospectus], 2011 and (y) the date fixed for redemption of the Founder Warrants as provided in Section 6 of this Agreement (“Expiration Date”).  Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Founder Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.  The Company in its sole discretion may extend the duration of the Founder Warrants by delaying the Expiration Date.

3.3.          Exercise of Founder Warrants.

3.3.1.       Payment.  Subject to the provisions of the Warrant Certificate, this Agreement and the Founder Warrant Purchase Agreement, a Warrant Certificate, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant Certificate, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Founder Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Founder Warrant, the exchange of the Founder Warrant for the Common Stock, and the issuance of the Common Stock.

                In addition, if the Company calls the outstanding Warrants and the Founder Warrants for redemption as provided in Section 6 hereof, the holder of the Founder Warrants may exercise the Founder Warrants on a cashless basis.  Any Shares issued on the exercise of the Founder Warrants and transferred to the Company as payment of the Warrant Price shall be valued according each such Shares’ Fair Market Value or, if the Shares are then publicly traded in a Liquid Public Market, the average of the closing prices for the thirty (30) consecutive trading days preceding the date of exercise of the Founder Warrants.

                As used herein, the term “Fair Market Value” shall mean, with respect to a share of Common Stock on any date: (a) the fair market value of the outstanding Common Stock based upon an arm’s length sale of the Company on such date as an entirety, such sale being between a willing buyer and a willing seller and determined without reference to any discount for minority interest, restrictions on transfer, disparate voting rights among classes of capital stock of the Company or lack of marketability with respect to capital stock of the Company divided by (b)

the aggregate number of the outstanding shares of Common Stock (calculated on a fully diluted basis).  The Fair Market Value shall be determined by the Company’s Board of Directors in good faith within ten (10) days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to the holder of the Founder Warrants.  Such determination shall be binding on the holder of the Founder Warrants unless the holder of the Founder Warrants objects thereto in writing within ten (10) Business Days of receipt.  In the event the Company and the holder of the Founder Warrants cannot agree on the Fair Market Value within ten (10) Business Days of the date of the objection of the holder of the Founder Warrants, the Fair Market Value shall be determined by a disinterested appraiser (which may be a national or regional investment bank or national accounting firm) mutually selected by the Company and the holder of the Founder Warrants, the fees and expenses of which shall be paid by the Company unless such determination results in a fair market value within ten percent (10%) of the fair market value initially determined by the Company, in which case such fees and expenses shall be borne by the holder of the Founder Warrants.  Any selection of a disinterested appraiser shall be made in good faith within seven (7) Business Days after the end of the last ten (10) Business Day period referred to above and any determination of Fair Market Value by a disinterested appraiser shall be made within forty-five (45) days of the date of selection.

                As used herein, the term “Business Day” shall mean any day that is not a Saturday or Sunday and is not a United States federal holiday or a day on which banking institutions generally are authorized or obligated by law or regulation to close in New York City.

                As used herein, the term “Liquid Public Market” shall mean that the shares of Common Stock are listed on the New York Stock Exchange, The American Stock Exchange, The NASDAQ National Market System or the Over-The-Counter Bulletin Board, and that trading of such shares has occurred on each of the prior thirty (30) trading days, and that the average weekly trading volume of such shares is in excess of one percent (1%) of the outstanding shares of such Common Stock.

3.3.2.       Issuance of Certificates.  As soon as practicable after the exercise of any Founder Warrant and the clearance of the funds or the acceptance of shares of Common Stock in payment of the Warrant Price, the Company shall issue to the registered holder of such Founder Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Founder Warrant shall not have been exercised in full, a new countersigned Warrant Certificate for the number of shares as to which such Founder Warrant shall not have been exercised.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Founder Warrant unless a registration statement under the Act with respect to the Common Stock is effective.  Founder Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3.       Valid Issuance.  All shares of Common Stock issued upon the proper exercise of a Founder Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.       Date of Issuance.  Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Founder Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.             Adjustments.

4.1.          Stock Dividends - Split-Ups.  If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Founder Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2.          Aggregation of Shares.  If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Founder Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3.          Adjustments in Exercise Price.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Founder Warrants is adjusted, as provided in Section 4.1 or 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Founder Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4.          Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Founder Warrant holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Founder Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Founder Warrant holder would have received if such Founder Warrant holder had exercised his, her or its Founder Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2 and 4.3 and this Section 4.4.  The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5.          Notices of Changes in Founder Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Founder Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Founder Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in Section 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Founder Warrant holder, at the last address set forth for such holder in the Founder Warrant Register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6.          No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Founder Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the holder of any Founder Warrant would be entitled, upon the exercise of such Founder Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Founder Warrant holder.

4.7.          Form of Founder Warrant.  The form of Warrant Certificate need not be changed because of any adjustment pursuant to this Section 4, and Warrant Certificates issued after such adjustment may state the same Warrant Price and the same number of shares as are stated in the Warrant Certificates initially issued pursuant to this Agreement.  However, the Company may at any time in its sole discretion make any change in the form of Warrant Certificate that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

5.             Transfer and Exchange of Founder Warrants.

5.1.          Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant Certificate upon the Founder Warrant Register, upon surrender of such Warrant Certificate for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.  Upon any such transfer, a new Warrant Certificate representing an equal aggregate number of Founder Warrants shall be issued and the Warrant Certificate shall be cancelled by the Warrant Agent.  The Warrant

Certificates so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.          Procedure for Surrender of Founder Warrants.  Warrant Certificates may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrant Certificates as requested by the registered holder of the Warrant Certificates so surrendered, representing an equal aggregate number of Founder Warrants; provided, however, that in the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant Certificate and issue new Warrant Certificates in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrant Certificates must also bear a restrictive legend.

5.3.          Fractional Founder Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Founder Warrant.

5.4.          Service Charges.  No service charge shall be made for any exchange or registration of transfer of Founder Warrants.

5.5.          Founder Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Founder Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Founder Warrants duly executed on behalf of the Company for such purpose.

6.             Redemption.

6.1.          Redemption.  Subject to Section 6.4 hereof, not less than all of the outstanding Founder Warrants and Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Founder Warrant or Warrant, as applicable (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $8.50 per share, for any twenty (20) trading days within a thirty (30) consecutive trading day period ending on the third business day prior to the date on which notice of redemption is given.

6.2.          Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the outstanding Founder Warrants and Warrants, the Company shall fix a date for the redemption.  Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Founder Warrants to be redeemed at their last addresses as they shall appear on the registration books.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3.          Exercise After Notice of Redemption.  The Founder Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption.  On and after the redemption date, the record holders of the Founder Warrants shall have no further rights except to receive, upon surrender of the Founder Warrants, the Redemption Price.

6.4.          Outstanding Founder Warrants Only.  The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Founder Warrants.  To the extent a person holds rights to purchase Founder Warrants, such purchase rights shall not be extinguished by redemption.  However, once such purchase rights are exercised, the Company may redeem the Founder Warrants issued upon such exercise provided that the criteria for redemption are met.

7.             Other Provisions Relating to Rights of Holders of Founder Warrants.

7.1.          No Rights as Stockholder.  A Founder Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2.          Lost, Stolen, Mutilated, or Destroyed Founder Warrants.  If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated, or destroyed.  Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time enforceable by anyone.

7.3.          Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Founder Warrants issued pursuant to this Agreement.

7.4.          Registration of Common Stock.  The Company agrees that prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and it shall take such action as is necessary to qualify for sale, in those states in which the Founder Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Founder Warrants.  In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Founder Warrants in accordance with the provisions of this Agreement.

8.             Concerning the Warrant Agent and Other Matters.

8.1.          Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Founder Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Founder Warrants or such shares.

8.2.          Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.       Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Founder Warrant (who shall, with such notice, submit his Founder Warrant for inspection by the Company), then the holder of any Founder Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2.       Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3.       Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3.          Fees and Expenses of Warrant Agent.

8.3.1.       Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.       Further Assurances.  The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.          Liability of Warrant Agent.

8.4.1.       Reliance on Company Statement.  Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.       Indemnity.  The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3.       Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Founder Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Founder Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Founder Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5.          Trust Fund Waiver.  The Warrant Agent has no right, title, interest, or claim of any kind (“Claim”) in or to any monies in the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company as trustee of the Trust Account), and hereby waives any Claim in or to any monies in the Trust Account it may have in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

8.6.          Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Founder Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Founder Warrants.

9.             Miscellaneous Provisions.

9.1.          Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.          Notices.  Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Founder Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Shermen WSC Acquisition Corp.

c/o The Shermen Group

1251 Avenue of the Americas

Suite 900

New York, New York  10020

(212) 300-0020

Attn:  Francis P. Jenkins, Jr.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Founder Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn:  Compliance Department

with a copy in each case to:

Dechert LLP

30 Rockefeller Plaza

New York, New York  10112

Attention:  Gerald Adler, Esq.

Fax No.:  (212) 698-3599

and

[_____________]

Attn:

9.3.          Applicable Law.  The validity, interpretation and performance of this Agreement and of the Founder Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

                9.4.          Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Founder Warrants and, for the purposes of Sections 3.1, 3.2, 4 and 6 hereof, CIBC World Markets Corp. and CRT Capital Group LLC (the “Underwriters”) and the registered holders of the Unit Warrants, any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof.  The Underwriters and the registered holders of the Unit Warrants shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 3.2, 4 and 6 hereof.  All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriters and the registered holders of the Unit Warrants with respect to the Sections 3.1, 3.2, 4 and 6 hereof) and their successors and assigns and of the registered holders of the Founder Warrants.

9.5.          Examination of the Founder Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Founder Warrant.  The Warrant Agent may require any such holder to submit his Founder Warrant for inspection by it.

9.6.          Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7.          Effect of Headings.  The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:

	By:	SHERMEN WSC ACQUISITION CORP.
Name: Francis P. Jenkins
Title: Chairman and Chief Executive Officer

Attest:

	By:	CONTINENTAL STOCK TRANSFER & TRUST
COMPANY.
Name:
Title: